Exhibit 10.59

ADDENDUM FOUR

TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT

This ADDENDUM FOUR TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT (this “Addendum Four”) is dated effective as of February 8, 2010, and is entered into between (i) GK FINANCING, LLC, a California limited liability company (“GKF”), and (ii) SUNRISE HOSPITAL AND MEDICAL CENTER, LLC, a Delaware limited liability company that is qualified to do business in the State of Nevada, d/b/a/ Sunrise Hospital and Medical Center (“Medical Center”), with reference to the following recitals:

Recitals:

A.           Medical Center owns and operates an acute care hospital facility located at 3186 South Maryland Parkway, Las Vegas, NV 89109.

B.           On June 3, 1999, GKF and Medical Center executed a Lease Agreement for a Gamma Knife Unit, which Lease Agreement was amended by (i) a certain Addendum dated effective December 1, 1998, (ii) a certain Addendum Two (“Addendum Two”) dated effective January 17, 2007, and (iii) a certain Addendum Three (“Addendum Three”) dated effective June 20, 2007 (collectively, and as amended, the “Lease”).

C.           The parties desire to further amend the terms and provisions of the Lease as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Agreement:

1.           Defined Terms.  Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Lease.

2.           Extension of Lease Term.  It is acknowledged that the Commencement Date of the Lease was January 8, 2001.  The Term of the Lease as set forth in Section 5 of the Lease is hereby extended for an additional two (2) years, which extended Term shall expire on January 8, 2013.  All references in the Lease to the “Term” shall be deemed to refer to the Term, as extended hereby.

3.           Per Procedure Payments.  In consideration of the extension of the Lease Term and notwithstanding anything to the contrary set forth in the Lease, commencing from and after January 8, 2011, Medical Center shall pay to GKF a per procedure payment in the amount of * per procedure.  The term “procedure” shall mean each individual treatment session (fraction) that involves stereotactic, external, single fraction, conformal radiation, commonly called radiosurgery, that may include one or more isocenters during the patient treatment session, delivered to any site(s) superior to the foramen magnum, whether performed on an inpatient or outpatient basis, using the Equipment and/or any other equipment or devices that are used in lieu of, or as an alternative to, the Equipment.  The parties acknowledge that the per procedure payments represent fair market value for the use of the Equipment as described in the Agreement.  Nothing set forth herein shall amend or otherwise affect (i) the per procedure payments set forth in Addendum Three which shall remain in effect until January 8, 2011, and (ii) the per case reimbursement rates for medical radiation physicist services payable to GKF pursuant to Addendum Two.

4.           Transfer of Equipment Ownership.  If, on the expiration of the Term (as extended), no Event of Default by Medical Center (and no event or condition which with the giving of notice and/or the lapse of time would constitute such an Event of Default) then exists and is continuing under the Lease, then, GKF shall quitclaim to Medical Center all of GKF’s right, title and interest in and to the Equipment on an “as is, where is” basis.

5.           No Responsibility for Additional Reloading.  It is understood by the parties that GKF is not responsible for any cobalt reloading, except as expressly agreed upon in writing by Medical Center and GKF.

6.           Captions.  The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Addendum.

7.           Full Force and Effect.  Except as amended by this Addendum Four, all of the terms and provisions of the Lease and its Addendums shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Addendum Four effective as of the date first written above.

GK FINANCING, LLC		SUNRISE HOSPITAL AND MEDICAL CENTER, LLC

By:	/s/ Ernest A. Bates, M.D.	By:	/s/ Chris A. Mowan
	Ernest A. Bates, M.D.	Name:	Chris A. Mowan
	Policy Committee Member	Title:	Chief Operating Officer